Exhibit 99.1

November 12, 2009

Quarterly Report
Third Quarter 2009


For the third quarter of 2009, we reported a $1.35 million profit, compared with $1.36 million for the third quarter of 2008, a decline of 0.2%. On a year to date basis, earnings for the nine months ended September 30, 2009, were $3.42 million as compared to the $4.03 million earned through September 30, 2008. This represented a 15.1% decline in earnings on a year to date basis. Assets totaled $655.0 million on September 30, 2009, a 2.9% increase over the September 30, 2008 figure of $636.7 million.

There are a few items that are noteworthy relating to our year to date net income. As has been mentioned in earlier communications, the bank made a determination to terminate our pension plan. This one time termination expense in 2009 was $874 thousand. Additionally, the Federal Deposit Insurance Corporation placed on all banks a special assessment, and this negatively impacted us in the amount of slightly over $300 thousand. If not for those one time expenses, combined with several other miscellaneous one time expenses throughout the year, our earnings would have been virtually flat with last year's year to date earnings.

Total loans have increased from $418 million as of June 30, 2009 to $428 million as of September 30, 2009. While we do not know that this trend will continue considering the economy, we are pleased by this increase in loan demand. The global, national, and regional economies continue to face serious challenges. As we have all been made aware by the media, the economy is still facing serious issues, particularly in the employment area as nationally we are experiencing 10% unemployment and in Kentucky we are well over 11%.

The markets that Kentucky Bank serves are certainly impacted by these times, as well. Home sales are still negligible, retail sales are still on the decline, and unemployment numbers continue to increase. The management of the bank continues to be very aggressive in working on credit issues as they arise. As a prudent bank, it is imperative that we take this posture during these uncertain economic times.

We always want to ensure that our bank is positioned to accommodate future growth when the economy does rebound. In this regard, we are encouraged with the success of our new Nicholasville office. As always, we continue to look at new products and services, as well as focusing on the delivery of premier customer service. By continuing to add value to our banking customer relationships, we will provide the appropriate return to our shareholders.

As we look to the end of 2009 and the beginning of 2010, we can see that the economy is going to continue to struggle. However, we believe that when the economy does turn around, we will have a strong balance sheet to help us grow our bank as we have done in the past.

As always, we appreciate your support and confidence.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       9/30/2009          9/30/2008          Change
Assets
  Cash & Due From Banks                             $  11,483,550      $  14,191,970          -19.1%
  Securities                                          169,558,408        145,135,199           16.8
  Loans Held For Sale                                           0             40,000            n/m
  Loans                                               427,920,730        420,552,066            1.8
  Reserve for Loan Losses                               6,337,802          5,757,658           10.1
    Net Loans                                         421,582,928        414,794,408            1.6
  Federal Funds Sold                                      102,000         14,676,000          -99.3
  Other Assets                                         52,266,443         47,841,582            9.2
     Total Assets                                   $ 654,993,329      $ 636,679,159            2.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  91,338,800         93,859,909           -2.7%
    Savings & Interest Checking                       149,056,904        145,482,377            2.5
    Certificates of Deposit                           256,187,535        232,236,700           10.3
      Total Deposits                                  496,583,239        471,578,986            5.3
  Repurchase Agreements                                10,055,688          8,656,381           16.2
  Other Borrowed Funds                                 78,765,682         95,173,186          -17.2
  Other Liabilities                                     6,725,119          5,558,139           21.0
    Total Liabilities                                 592,129,728        580,966,692            1.9
  Stockholders' Equity                                 62,863,601         55,712,467           12.8
    Total Liabilities & Stockholders' Equity        $ 654,993,329        636,679,159            2.9%


CONSOLIDATED INCOME STATEMENT

                                                 Nine Months Ending                    Three Months Ending
                                                                  Percentage                             Percentage
                                         9/30/2009     9/30/2008    Change     9/30/2009     9/30/2008     Change
Interest Income                        $ 24,016,153  $ 26,716,449   -10.1%   $ 7,911,425   $ 8,788,176     -10.0%
Interest Expense                          9,665,872    11,682,880   -17.3      2,986,380     3,688,165     -19.0
  Net Interest Income                    14,350,281    15,033,569    -4.5      4,925,045     5,100,011      -3.4
Loan Loss Provision                       1,350,000     1,500,000   -10.0        450,000       600,000     -25.0
  Net Interest Income After Provision    13,000,281    13,533,569    -3.9      4,475,045     4,500,011      -0.6
Other Income                              6,976,241     6,011,025    16.1      2,357,134     1,976,361      19.3
Other Expenses                           16,274,152    14,352,348    13.4      5,370,437     4,736,201      13.4
  Income Before Taxes                     3,702,370     5,192,246   -28.7      1,461,742     1,740,171     -16.0
Income Taxes                                277,511     1,157,308   -76.0        107,867       383,821     -71.9
  Net Income                           $  3,424,859   $ 4,034,938   -15.1      1,353,875     1,356,350      -0.2
Net Change in Unrealized Gain (loss)
  on Securities                           4,108,818    (1,589,827)  358.4    $ 3,289,941   $  (739,557)    544.9
  Comprehensive Income                 $  7,533,677   $ 2,445,111   208.1%   $ 4,643,816   $   616,793     652.9%

Selected Ratios
  Return on Average Assets                     0.68%         0.85%                  0.82%         0.85%
  Return on Average Equity                      7.8           9.3                    9.1           9.4

  Earnings Per Share                         $ 1.25        $ 1.44                 $ 0.49        $ 0.49
  Earnings Per Share - assuming dilution       1.25          1.44                   0.49          0.49
  Cash Dividends Per Share                     0.60          0.84                   0.20          0.28
  Book Value Per Share                        22.94         20.28

  Market Price                         High        Low         Close
    Third Quarter '09                  $18.00      $15.20      $15.99
    Second Quarter '09                 $17.95      $15.50      $16.75